Exhibit 99.1

Contact:
Ian Frazer
Investor Relations
Lennar Corporation
(305) 485-4129
FOR IMMEDIATE RELEASE

Lennar Reports First Quarter 2024 Results
First Quarter 2024 Highlights - comparisons to the prior year quarter
•Net earnings per diluted share increased 25% to $2.57
•Net earnings increased 21% to $719 million
•New orders increased 28% to 18,176 homes; new orders dollar value increased 21% to $7.7 billion
•Backlog of 16,270 homes with a dollar value of $7.4 billion
•Deliveries increased 23% to 16,798 homes
•Total revenues increased 13% to $7.3 billion
•Homebuilding operating earnings of $1.0 billion
◦Gross margin on home sales of 21.8%
◦S,G&A expenses as a % of revenues from home sales of 8.2%
◦Net margin on home sales of 13.6%
•Financial Services operating earnings of $131 million
•Multifamily operating loss of $16 million
•Lennar Other operating loss of $40 million
•Homebuilding cash and cash equivalents of $5.0 billion
•Years supply of owned homesites of 1.3 years and controlled homesites of 77%
•No outstanding borrowings under the Company's $2.6 billion revolving credit facility
•Homebuilding debt to total capital of 9.6%
•Repurchased 3.4 million shares of Lennar common stock for $506 million
•Increased stock repurchase program up to an additional $5.0 billion
•Increased annual dividend from $1.50 per share to $2.00 per share
(more)

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Miami, March 13, 2024 -- Lennar Corporation (NYSE: LEN and LEN.B), one of the nation’s leading homebuilders, today reported results for its first quarter ended February 29, 2024. First quarter net earnings attributable to Lennar in 2024 were $719 million, or $2.57 per diluted share, compared to first quarter net earnings attributable to Lennar in 2023 of $597 million, or $2.06 per diluted share.
Stuart Miller, Executive Chairman and Co-Chief Executive Officer of Lennar, said, “We are pleased to report another strong quarter as we remained focused on consistent production pace driving sales pace, while using pricing, incentives, marketing spend, and margin informed by dynamic pricing to enable consistent sales volume in a fluctuating interest rate environment. Although affordability continued to be tested by interest rate movements, purchasers remained responsive to increased sales incentives, resulting in a 28% increase in our new orders and a 23% increase in our deliveries year over year.”
“The macroeconomic environment remained relatively consistent throughout our first quarter, with interest rates fluctuating within a manageable range, employment remaining strong, housing supply remaining chronically short due to production deficits over a decade, and demand strength driven by strong household formation. Housing market fundamentals remained strong as demand continued to outweigh supply. These conditions remained constructive for our overall operating strategy of focusing on production and sales pace over price while growing market share.”
“Earnings were $719 million, or $2.57 per diluted share, compared to $597 million, or $2.06 per diluted share last year. We delivered 16,798 homes in our first quarter and our new orders were 18,176, up 28%, year over year. Our average sales price, net of incentives, per home delivered was $413,000 in the first quarter, down 8% from last year, and our homebuilding gross margin in the first quarter was 21.8%, up 60 basis points from last year, as a result of our careful management of incentives combined with our intense focus on reducing construction costs, while homebuilding S,G&A expenses were 8.2%, resulting in a 13.6% net margin.”
“Driven by this quarter’s strong operating performance, we constructively allocated capital while we continued to strengthen and fortify our balance sheet. During the quarter, we repurchased $506 million of our common stock, ending the quarter with homebuilding debt to total capital of 9.6%, no borrowings on our $2.6 billion revolver and cash of $5.0 billion. With cash on hand exceeding our debt, and with overall liquidity of $7.6 billion, our balance sheet remains extremely strong. Against that backdrop, we remain focused on our “land strategies” initiatives in order to intensify our land light focus and assure consistency of execution now and in the future as we embrace an ever-more focused manufacturing model for Lennar.”
Jon Jaffe, Co-Chief Executive Officer and President of Lennar, said, “Operationally, both our starts pace and sales pace were 4.9 homes per community in the first quarter, as we continue to move closer to an even flow operating model. Our cycle time was down to 154 days, or 30% year over year, as our production first focus has positively impacted our production times, while our inventory turn improved to 1.5 times reflecting broader efficiencies. Concurrently, the Lennar Machine continued to carefully match our sales pace to our production pace using our digital marketing and dynamic pricing models.”

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“During the quarter, we continued the execution of our land light strategy. This was evidenced by our years supply of owned homesites improving to 1.3 years from 1.9 years last year and our controlled homesite percentage increasing to 77% from 68% year over year. These results drove our return on inventory to 30.5%, a sequential improvement of 110 basis points.”
Mr. Miller concluded, “We continue to remain enthusiastic about our current execution and our future. We have remained focused on our operating strategies, while at the same time being observant of current economic and market trends. This has positioned us particularly well as the economic environment continues to define itself throughout the complicated election year in 2024. As we look ahead to our second quarter, we expect to deliver between 19,000 and 19,500 homes with a gross margin of approximately 22.5%. We remain focused on delivering 80,000 homes for the full year, with a margin that remains consistent with last year’s margin. We will continue to fortify our balance sheet with significant liquidity and operate from a position of strength, thus enabling us to continue to execute on our core strategies to drive strong cash flow and higher returns.”
RESULTS OF OPERATIONS
THREE MONTHS ENDED FEBRUARY 29, 2024 COMPARED TO
THREE MONTHS ENDED FEBRUARY 28, 2023
Homebuilding
Revenues from home sales increased 13% in the first quarter of 2024 to $6.9 billion from $6.1 billion in the first quarter of 2023. Revenues were higher primarily due to a 23% increase in the number of home deliveries, partially offset by an 8% decrease in the average sales price of homes delivered. New home deliveries increased to 16,798 homes in the first quarter of 2024 from 13,659 homes in the first quarter of 2023. The average sales price of homes delivered was $413,000 in the first quarter of 2024, compared to $448,000 in the first quarter of 2023. The decrease in average sales price of homes delivered in the first quarter of 2024 compared to the same period last year was primarily due to pricing to market through an increased use of incentives and product mix.
Gross margins on home sales were $1.5 billion, or 21.8%, in the first quarter of 2024, compared to $1.3 billion, or 21.2%, in the first quarter of 2023. During the first quarter of 2024, gross margins increased because of a decrease in costs per square foot as the Company continued to focus on construction cost savings, which was partially offset by a decrease in average sales price and an increase in land costs.
Selling, general and administrative expenses were $568 million in the first quarter of 2024, compared to $450 million in the first quarter of 2023. As a percentage of revenues from home sales, selling, general and administrative expenses increased to 8.2% in the first quarter of 2024, from 7.4% in the first quarter of 2023, primarily due to an increase in the use of brokers due to current market conditions and an increase in digital marketing and advertising costs to generate more direct sales.
Financial Services
Operating earnings for the Financial Services segment were $131 million in the first quarter of 2024, compared to $78 million in the first quarter of 2023. The increase in operating earnings was primarily due to a higher profit per locked loan in the Company's mortgage business as a result of higher margins, and higher lock volume because

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of increased capture rate and Lennar deliveries. There was also an increase in profitability from the Company's title business due to higher volume and productivity as a result of continued implementation of technology initiatives.
Other Ancillary Businesses
Operating loss for the Multifamily segment was $16 million in the first quarter of 2024, compared to operating loss of $22 million in the first quarter of 2023. Operating loss for the Lennar Other segment was $40 million in the first quarter of 2024, compared to an operating loss of $41 million in the first quarter of 2023.
Tax Rate
In the first quarter of 2024 and 2023, the Company had tax provisions of $211 million and $185 million, respectively, which resulted in an overall effective income tax rate of 22.7% and 23.7%, respectively. In the first quarter of 2024, the Company's overall effective income tax rate was lower than last year, primarily due to tax benefits from share-based compensation.
Share Repurchases
In the first quarter of 2024, the Company repurchased 3.4 million shares of its common stock for $506 million at an average share price of $148.95.
Liquidity
At February 29, 2024, the Company had $5.0 billion of Homebuilding cash and cash equivalents and no outstanding borrowings under its $2.6 billion revolving credit facility, thereby providing approximately $7.6 billion of available capacity.
Guidance
The following are the Company's expected results of its homebuilding and financial services activities for the second quarter of 2024:

Second Quarter 2024
New Orders	20,900 - 21,300
Deliveries	19,000 - 19,500
Average Sales Price	$420,000 - $425,000
Gross Margin % on Home Sales	About 22.5%
S,G&A as a % of Home Sales	About 7.2%
Financial Services Operating Earnings	$110 million - $115 million

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About Lennar
Lennar Corporation, founded in 1954, is one of the nation’s leading builders of quality homes for all generations. Lennar builds affordable, move-up and active adult homes primarily under the Lennar brand name. Lennar’s Financial Services segment provides mortgage financing, title and closing services primarily for buyers of Lennar’s homes and, through LMF Commercial, originates mortgage loans secured primarily by commercial real estate properties throughout the United States. Lennar's Multifamily segment is a nationwide developer of high-quality multifamily rental properties. LENX drives Lennar's technology, innovation and strategic investments. For more information about Lennar, please visit www.lennar.com.

Note Regarding Forward-Looking Statements: Some of the statements in this press release are "forward-looking statements," as that term is defined in the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements relating to the homebuilding market and other markets in which we participate. You can identify forward-looking statements by the fact that these statements do not relate strictly to historical or current matters. Rather, forward-looking statements relate to anticipated or expected events, activities, trends or results. Accordingly, these forward-looking statements should be evaluated with consideration given to the many risks and uncertainties inherent in our business that could cause actual results and events to differ materially from those anticipated by the forward-looking statements. We wish to caution readers not to place undue reliance on any forward-looking statements, which are expressly qualified in their entirety by this cautionary statement and speak only as of the date made. Important factors that could cause differences between anticipated and actual results include slowdowns in real estate markets in regions where we have significant Homebuilding or Multifamily development activities or own a substantial number of single-family homes for rent; decreased demand for our homes, either for sale or for rent, or Multifamily rental apartments; the potential impact of inflation; the impact of increased cost of mortgage financing for homebuyers, increased interest rates or increased competition in the mortgage industry; supply shortages and increased costs related to construction materials, including lumber, and labor; cost increases related to real estate taxes and insurance; the effect of increased interest rates with regard to our funds' borrowings on the willingness of the funds to invest in new projects; reductions in the market value of our investments in public companies; natural disasters or catastrophic events for which our insurance may not provide adequate coverage; our inability to successfully execute our strategies, including our land light strategy, and our planned spin-off of certain businesses; a decline in the value of the land and home inventories we maintain and resulting possible future writedowns of the carrying value of our real estate assets; the forfeiture of deposits related to land purchase options we decide not to exercise; the effects of public health issues such as a major epidemic or pandemic that could have a negative impact on the economy and on our businesses; possible unfavorable results in legal proceedings; conditions in the capital, credit and financial markets; changes in laws, regulations or the regulatory environment affecting our business, and the other risks and uncertainties described in our filings from time to time with the Securities and Exchange Commission, including those included under the captions “Risk Factors” and “Management's Discussion and Analysis of Financial Condition and Results of Operations” in our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

A conference call to discuss the Company’s first quarter earnings will be held at 11:00 a.m. Eastern Time on Thursday, March 14, 2024. The call will be broadcast live on the Internet and can be accessed through the Company’s website at investors.lennar.com. If you are unable to participate in the conference call, the call will be archived at investors.lennar.com for 90 days. A replay of the conference call will also be available later that day by calling 203-369-3032 and entering 5723593 as the confirmation number.
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LENNAR CORPORATION AND SUBSIDIARIES
Selected Revenues and Operating Information
(In thousands, except per share amounts)
(unaudited)

	Three Months Ended
	February 29, 2024	February 28, 2023
Revenues:
Homebuilding	$6,930,991	6,156,305
Financial Services	249,720	182,981
Multifamily	129,677	143,523
Lennar Other	2,542	7,620
Total revenues	$7,312,930	6,490,429

Homebuilding operating earnings	$1,028,796	906,839
Financial Services operating earnings	131,296	78,737
Multifamily operating loss	(15,639)	(21,601)
Lennar Other operating loss	(39,548)	(39,757)
Corporate general and administrative expenses	(157,321)	(126,106)
Charitable foundation contribution	(16,798)	(13,659)
Earnings before income taxes	930,786	784,453
Provision for income taxes	(210,865)	(185,145)
Net earnings (including net earnings attributable to noncontrolling interests)	719,921	599,308
Less: Net earnings attributable to noncontrolling interests	587	2,774
Net earnings attributable to Lennar	$719,334	596,534

Average shares outstanding:
Basic	276,946	286,074
Diluted	276,946	286,074

Earnings per share:
Basic	$2.57	2.06
Diluted	$2.57	2.06

Supplemental information:
Interest incurred (1)	$36,511	49,577

EBIT (2):
Net earnings attributable to Lennar	$719,334	596,534
Provision for income taxes	210,865	185,145
Interest expense included in:
Costs of homes sold	39,214	49,452
Homebuilding other income (expense), net	4,915	3,593
Total interest expense	44,129	53,045
EBIT	$974,328	834,724
(1)Amount represents interest incurred related to homebuilding debt.
(2)EBIT is a non-GAAP financial measure defined as earnings before interest and taxes. This financial measure has been presented because the Company finds it important and useful in evaluating its performance and believes that it helps readers of the Company's financial statements compare its operations with those of its competitors. Although management finds EBIT to be an important measure in conducting and evaluating the Company's operations, this measure has limitations as an analytical tool as it is not reflective of the actual profitability generated by the Company during the period. Management compensates for the limitations of using EBIT by using this non-GAAP measure only to supplement the Company's GAAP results. Due to the limitations discussed, EBIT should not be viewed in isolation, as it is not a substitute for GAAP measures.

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LENNAR CORPORATION AND SUBSIDIARIES
Segment Information
(In thousands)
(unaudited)

	Three Months Ended
	February 29, 2024	February 28, 2023
Homebuilding revenues:
Sales of homes	$6,901,781	6,093,827
Sales of land	20,752	9,718
Other homebuilding	8,458	52,760
Total homebuilding revenues	6,930,991	6,156,305

Homebuilding costs and expenses:
Costs of homes sold	5,395,532	4,802,843
Costs of land sold	14,017	22,077
Selling, general and administrative	567,987	449,794
Total homebuilding costs and expenses	5,977,536	5,274,714
Homebuilding net margins	953,455	881,591
Homebuilding equity in earnings from unconsolidated entities	13,302	3,186
Homebuilding other income, net	62,039	22,062
Homebuilding operating earnings	$1,028,796	906,839

Financial Services revenues	$249,720	182,981
Financial Services costs and expenses	118,424	104,244
Financial Services operating earnings	$131,296	78,737

Multifamily revenues	$129,677	143,523
Multifamily costs and expenses	132,667	148,956
Multifamily equity in loss from unconsolidated entities and other income (expense), net	(12,649)	(16,168)
Multifamily operating loss	$(15,639)	(21,601)

Lennar Other revenues	$2,542	7,620
Lennar Other costs and expenses	9,088	6,476
Lennar Other equity in loss from unconsolidated entities, other income (expense), net, and other gain	(27,865)	(16,947)
Lennar Other unrealized losses from technology investments (1)	(5,137)	(23,954)
Lennar Other operating loss	$(39,548)	(39,757)
(1)The following is a detail of Lennar Other unrealized losses from mark-to-market adjustments on technology investments:

	Three Months Ended
	February 29, 2024	February 28, 2023
Blend Labs (BLND)	$2,936	586
Hippo (HIPO)	16,449	6,632
Opendoor (OPEN)	1,315	(7,691)
SmartRent (SMRT)	(1,963)	1,305
Sonder (SOND)	51	(320)
Sunnova (NOVA)	(23,925)	(24,466)
	$(5,137)	(23,954)

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LENNAR CORPORATION AND SUBSIDIARIES
Summary of Deliveries, New Orders and Backlog
(Dollars in thousands, except average sales price)
(unaudited)
Lennar's reportable homebuilding segments and all other homebuilding operations not required to be reported separately have divisions located in:
East: Alabama, Florida, New Jersey and Pennsylvania
Central: Georgia, Illinois, Indiana, Maryland, Minnesota, North Carolina, South Carolina, Tennessee and Virginia
Texas: Texas
West: Arizona, California, Colorado, Idaho, Nevada, Oregon, Utah and Washington
Other: Urban divisions

	First Quarter
	2024	2023	2024	2023	2024	2023
Deliveries:	Homes		Dollar Value		Average Sales Price
East	4,724	3,855	$1,950,631	1,711,945	$413,000	444,000
Central	3,560	2,740	1,395,644	1,201,395	392,000	438,000
Texas	4,263	3,421	1,070,159	1,016,973	251,000	297,000
West	4,238	3,642	2,521,491	2,194,022	595,000	602,000
Other	13	1	6,817	1,165	524,000	1,165,000
Total	16,798	13,659	$6,944,742	6,125,500	$413,000	448,000
Of the total homes delivered listed above, 77 homes with a dollar value of $43 million and an average sales price of $558,000 represent home deliveries from unconsolidated entities for the three months ended February 29, 2024, compared to 63 home deliveries with a dollar value of $32 million and an average sales price of $503,000 for the three months ended February 28, 2023.

	First Quarter
	2024	2023	2024	2023	2024	2023	2024	2023
New Orders:	Active Communities		Homes		Dollar Value		Average Sales Price
East	304	317	4,526	3,841	$1,898,078	1,674,177	$419,000	436,000
Central	320	322	4,274	2,741	1,718,536	1,147,817	402,000	419,000
Texas	233	219	4,431	3,142	1,119,999	879,456	253,000	280,000
West	368	356	4,927	4,465	2,996,239	2,708,326	608,000	607,000
Other	2	3	18	5	9,530	3,686	529,000	737,000
Total	1,227	1,217	18,176	14,194	$7,742,382	6,413,462	$426,000	452,000
Of the total homes listed above, 46 homes with a dollar value of $25 million and an average sales price of $548,000 represent homes in six active communities from unconsolidated entities for the three months ended February 29, 2024, compared to 97 homes with a dollar value of $38 million and an average sales price of $394,000 in seven active communities for the three months ended February 28, 2023.

	First Quarter
	2024	2023	2024	2023	2024	2023
Backlog:	Homes		Dollar Value		Average Sales Price
East	6,382	8,147	$2,656,497	3,544,939	$416,000	435,000
Central	3,877	4,570	1,698,509	2,039,469	438,000	446,000
Texas	2,063	2,418	525,781	699,567	255,000	289,000
West	3,940	4,263	2,547,090	2,740,782	646,000	643,000
Other	8	5	4,241	3,685	530,000	737,000
Total	16,270	19,403	$7,432,118	9,028,442	$457,000	465,000
Of the total homes in backlog listed above, 116 homes with a backlog dollar value of $57 million and an average sales price of $495,000 represent the backlog from unconsolidated entities at February 29, 2024, compared to 200 homes with a backlog dollar value of $84 million and an average sales price of $422,000 at February 28, 2023.

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LENNAR CORPORATION AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(In thousands, except per share amounts)
(unaudited)

	February 29, 2024	November 30, 2023
ASSETS
Homebuilding:
Cash and cash equivalents	$4,950,128	6,273,724
Restricted cash	12,635	13,481
Receivables, net	897,371	887,992
Inventories:
Finished homes and construction in progress	11,092,036	10,455,666
Land and land under development	4,734,113	4,904,541
Inventory owned	15,826,149	15,360,207
Consolidated inventory not owned	3,547,921	2,992,528
Inventory owned and consolidated inventory not owned	19,374,070	18,352,735
Deposits and pre-acquisition costs on real estate	2,408,877	2,002,154
Investments in unconsolidated entities	1,206,564	1,143,909
Goodwill	3,442,359	3,442,359
Other assets	1,473,563	1,512,038
	33,765,567	33,628,392
Financial Services	3,056,442	3,566,546
Multifamily	1,379,279	1,381,513
Lennar Other	749,911	657,852
Total assets	$38,951,199	39,234,303

LIABILITIES AND EQUITY
Homebuilding:
Accounts payable	$1,565,464	1,631,401
Liabilities related to consolidated inventory not owned	3,043,888	2,540,894
Senior notes and other debts payable, net	2,830,332	2,816,482
Other liabilities	2,689,263	2,739,217
	10,128,947	9,727,994
Financial Services	1,721,333	2,447,039
Multifamily	249,625	278,177
Lennar Other	73,364	79,127
Total liabilities	12,173,269	12,532,337
Stockholders’ equity:
Preferred stock	—	—
Class A common stock of $0.10 par value	25,983	25,848
Class B common stock of $0.10 par value	3,660	3,660
Additional paid-in capital	5,651,836	5,570,009
Retained earnings	22,949,315	22,369,368
Treasury stock	(1,988,200)	(1,393,100)
Accumulated other comprehensive income	5,241	4,879
Total stockholders’ equity	26,647,835	26,580,664
Noncontrolling interests	130,095	121,302
Total equity	26,777,930	26,701,966
Total liabilities and equity	$38,951,199	39,234,303

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LENNAR CORPORATION AND SUBSIDIARIES
Supplemental Data
(Dollars in thousands)
(unaudited)

	February 29, 2024	November 30, 2023	February 28, 2023
Homebuilding debt	$2,830,332	2,816,482	4,033,335
Stockholders' equity	26,647,835	26,580,664	24,418,255
Total capital	$29,478,167	29,397,146	28,451,590
Homebuilding debt to total capital	9.6%	9.6%	14.2%

Homebuilding debt	$2,830,332	2,816,482	4,033,335
Less: Homebuilding cash and cash equivalents	4,950,128	6,273,724	4,057,956
Net homebuilding debt	$(2,119,796)	(3,457,242)	(24,621)
Net homebuilding debt to total capital (1)	(8.6)%	(15.0)%	(0.1)%

(1)Net homebuilding debt to total capital is a non-GAAP financial measure defined as net homebuilding debt (homebuilding debt less homebuilding cash and cash equivalents) divided by total capital (net homebuilding debt plus stockholders' equity). The Company believes the ratio of net homebuilding debt to total capital is a relevant and a useful financial measure to investors in understanding the leverage employed in homebuilding operations. However, because net homebuilding debt to total capital is not calculated in accordance with GAAP, this financial measure should not be considered in isolation or as an alternative to financial measures prescribed by GAAP. Rather, this non-GAAP financial measure should be used to supplement the Company's GAAP results.